As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 22, 2002 included in Mirant Corporation's Form 10-K/A for the year ended December 31, 2001 and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP

Atlanta, Georgia
March 8, 2002